Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ASTEA INTERNATIONAL INC.

Astea International Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation to effect a combination of the outstanding Common Stock of the Corporation. The resolutions setting forth the proposed amendment are as follows:

         RESOLVED, that without any other action on the part of the Corporation or any other person, on the effective date (the "Effective Date") of the Certificate of Amendment to the Corporation's Certificate of Incorporation setting forth these resolutions and filed with the Secretary of State of the State of Delaware, every five (5) shares of Common Stock then outstanding shall be automatically converted into one
         (1) share of Common Stock; and

         RESOLVED FURTHER, that no fractional shares of Common Stock shall be issued upon the conversion of shares pursuant to the preceding resolution. Fractional shares shall entitle the holders thereof to receive an amount in cash equal to the value of such fractional interest as calculated based on the average closing market price of the shares of Common Stock of the Corporation for the five trading days immediately preceding the Effective Date; and

         RESOLVED FURTHER, that following the Effective Date, (i) new stock certificates (the "New Certificates") representing shares of Common Stock shall be issued by the Corporation in exchange for the surrender of stock certificates (the "Old Certificates") representing outstanding shares of Common Stock immediately prior to the Effective Date, and
         (ii) the Old Certificates shall be deemed canceled, shall not be recognized as evidencing outstanding Common Stock, and shall represent only the right of the holders thereof to receive New Certificates.

         SECOND: That pursuant to resolution of its board of directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of the amendment.

         THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

         FOURTH: That this Certificate of Amendment to the Corporation's Certificate of Incorporation shall become effective at 12:01 a.m. on September 2, 2003.

         IN  WITNESS  WHEREOF,   Astea   International   Inc.  has  caused  this
certificate to be signed by Zack B. Bergreen, its Chief Executive Officer, and John Tobin, its Secretary, this 26th day of August, 2003.

                                            /s/  Zack B. Bergreen
                                            ------------------------------------
                                            Zack B. Bergreen
                                            Chairman and Chief Executive Officer

                                            /s/ John Tobin
                                            ------------------------------------
                                            John Tobin
                                            Secretary